Exhibit 99.1

General Steel Reports Third Quarter 2014 Financial Results

Company Ships Record Quarterly Sales Volume;

Closes its Previously Announced $7.5 Million Private Placement

BEIJING – November 14, 2014 – General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), a leading non-state-controlled steel producer in China, today announced its financial results for the third quarter ended September 30, 2014. The Company will file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 with the United States Securities and Exchange Commission following market close on Friday, November 14, 2014.

Henry Yu, Chairman and Chief Executive Officer of General Steel commented, “We continued to witness improving demand for our products in Western China, as our sale volume grew more than 15% year-over-year to 1.45 million metric tons, the highest ever quarterly volume for General Steel. This quarter, a number of smaller and unqualified steel mills were forced to exit the market, in light of which, we strategically offered attractive discounts in neighboring markets to expand our geographic footprint.”

Mr. Yu continued, “We anticipate the price of iron ore will continue on its downward trend, and with our better market position, improved industry fundamentals, and higher production efficiency, we are solidly positioned to earn greater profits in 2015. We expect to harvest the fruits of our continuous cost cutting measures and equipment upgrades and optimization over the past couple of years, and we look forward to a broadening geographic footprint, improving efficiency, expanding operating leverage, and ultimately rising profitability.” Mr. Yu concluded.

John Chen, Chief Financial Officer of General Steel, commented, “As we strategically discounted our products in order to establish a foothold into neighboring markets, our average selling price declined by 20.7% year-over-year in the third quarter. However, as the cost of iron ore decreased by 25.3% year-over-year, we were able to achieve leverage from the increased sales volume and expanded our quarterly gross margin by 40 basis points and gross profits by 16.8% year-over-year.”

Mr. Chen then stated, “This December, we will complete an upgrade to an existing 450 cubic-meter blast furnace with a much larger and more efficient 1,800 cubic-meter blast furnace. This new equipment and expanded volume will enable a higher utilization of raw materials, better conversion rate, and lower energy consumption during iron smelting, and ultimately generating further savings in our unit production cost. As we complete our investment and upgrade plans in 2014, we enter 2015 with genuine optimism.”

Third Quarter 2014 Financial Information

•	Sales volume increased by 15.1% year-over-year to approximately 1.45 million metric tons, compared with 1.26 million metric tons in the third quarter of 2013.

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•	Sales totaled $562.8 million, compared with $610.1 million in the third quarter of 2013.
•	Gross profit was $9.6 million on gross margin of 1.7%, compared with $8.2 million in the third quarter of 2013.
•	Income from operations totaled $7.9 million, compared with $27.7 million in the third quarter of 2013.
•	Net loss attributable to the Company was $(3.5) million, or $(0.06) per diluted share, compared with a net income of $3.8 million, or $0.07 per diluted share in the third quarter of 2013.
•	As of September 30, 2014, the Company had cash and restricted cash of $405.4 million.

First Nine Months 2014 Financial Information

•	Sales volume increased by 3.2% year-over-year to approximately 4.07 million metric tons, compared with 3.95 million metric tons in the first nine months of 2013.
•	Sales were $1.7 billion, compared with $1.9 billion in the first nine months of 2013.
•	Gross profit was $15.1 million on gross margin of 0.9%, compared with a gross loss of $(23.2) million in the first nine months of 2013.
•	Loss from operations was $(29.4) million, compared with income from operations of $12.7 million in the first nine months of 2013.
•	Net loss attributable to the Company was $(58.1) million, or $(1.04) per diluted share, compared with a net loss of $(32.9) million, or $(0.60) per diluted share in the first nine months of 2013.

Third Quarter 2014 Financial and Operating Results

Total Sales

Total sales for the third quarter of 2014 decreased by 7.7% year-over-year to $562.8 million, compared with $610.1 million in the third quarter of 2013. The year-over-year sales decrease was primarily due to a decrease in average selling price of rebar.

•	Total sales volume in the third quarter of 2014 was 1.45 million metric tons, an increase of 15.1% compared with 1.26 million metric tons in the third quarter of 2013.
•	The average selling price of rebar at Longmen Joint Venture in the third quarter of 2014 decreased to approximately $388.1 per metric ton, down by 20.7% from $489.6 per metric ton in the third quarter of 2013.

Gross Profit

Gross profit for the third quarter of 2014 was $9.6 million, or 1.7% of total sales, as compared with $8.2 million, or 1.3% of total sales in the third quarter of 2013. The improvement in gross margin during the quarter was mainly attributable to the decreased unit cost of manufactured rebar.

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Operating Expenses and Income from Operations

Selling, general and administrative expenses for the third quarter of 2014 were $16.4 million, a decrease of 16.4% from $19.7 million in the third quarter of 2013. Driven by effective headcount expense control, general and administrative expenses decreased to $9.7 million in the third quarter of 2014, compared with $12.4 million in the third quarter of 2013. Selling expenses were $6.7 million in the third quarter of 2014, compared with from $7.3 million in the same period of 2013.

Other operating income from a change in the fair value of profit sharing liability during the third quarter of 2014 was $14.7 million, compared with $39.2 million recognized in the same period of last year.

Correspondingly, income from operations for the third quarter of 2014 was $7.9 million, compared with $27.7 million for the third quarter of 2013.

Finance Expense

Finance and interest expense in the third quarter of 2014 was $19.4 million, of which, $5.2 million was the non-cash interest expense on capital lease, as compared with $5.1 million in the same period of 2013, and $14.2 million was the interest expense on bank loans and discounted note receivables, as compared with $17.7 million in the same period of 2013. The decrease in finance and interest expenses was mainly a result of reduced finance charges from banks and fewer early redemptions on note receivables.

Net Loss/Income and Net Loss/Income per Share

Net loss attributable to General Steel for the third quarter of 2014 was $(3.5) million, or $(0.06) per diluted share, based on 55.9 million weighted average shares outstanding. This compares to a net income attributable to General Steel of $3.8 million, or $0.07 per diluted share, based on 55.1 million weighted average shares outstanding in the third quarter of 2013.

First Nine Months 2014 Financial and Operating Results

Total Sales

Total sales for the first nine months of 2014 decreased by 8.9% year-over-year to $1.7 billion, compared with $1.9 billion in the first nine months of 2013. The year-over-year sales decreases were due to decreases in average selling price of rebar.

•	Total sales volume in the first nine months of 2014 was 4.07 million metric tons, an increase of 3.2% compared with 3.95 million metric tons in the first nine months of 2013.
•	The average selling price of rebar at Longmen Joint Venture in the first nine months of 2014 decreased to approximately $428.3 per metric ton, down by 13.6% from $495.6 per metric ton in the first nine months of 2013.

Gross Profit/Loss

Gross profit for the first nine months of 2014 was $15.1 million, or 0.9% of total sales, as compared with a gross loss of $(23.2) million, or (1.2%) of total sales in the first nine months of 2013. The improvement in gross margin was mainly attributable to decreased unit costs of rebar manufactured.

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Operating Expenses and Loss/Income from Operations

Selling, general and administrative expenses for the first nine months of 2014 were $56.3 million, slightly increased from $59.5 million in the first nine months of 2013. General and administrative expenses were $31.6 million, compared with $34.9 million in the same period of 2013. Selling expenses increased slightly to $24.7 million, compared to $24.6 million in the same period of 2013.

Other operating income from a change in the fair value of profit sharing liability during the first nine months of 2014 was $11.8 million, compared with $95.4 million in the same period of last year.

Correspondingly, loss from operations for the first nine months of 2014 was $(29.4) million, compared with income from operations of $12.7 million for the first nine months of 2013.

Finance Expense

Finance and interest expense in the first nine months of 2014 was $74.7 million, of which, $16.0 million was the non-cash interest expense on capital lease, as compared with $15.3 million in the same period of 2013, and $58.7 million was the interest expense on bank loans and discounted note receivables, as compared with $53.6 million in the first nine months of 2013.

Net Loss and Net Loss per Share

Net loss attributable to General Steel for the first nine months of 2014 was $(58.1) million, or $(1.04) per diluted share, based on 55.8 million weighted average shares outstanding. This compares to a net loss of $(32.9) million, or $(0.60) per diluted share, based on 54.9 million weighted average shares outstanding in the first nine months of 2013.

Balance Sheet

As of September 30, 2014, the Company had cash and restricted cash of approximately $405.4 million, compared to $431.3 million as of December 31, 2013. The Company had an inventory balance of $250.0 million as of September 30, 2014, compared to $212.9 million as of December 31, 2013.

Closing of Private Placement Offering of $7.5 Million

The Company closed its previously announced private placement (the “Private Placement”) with Mr. Yu in October 2014, following the satisfaction of certain closing conditions. In the Private Placement, Mr. Yu purchased 5 million shares of the Company’s common stock at a purchase price of $1.50 per share, for total proceeds of $7.5 million. The shares of the Company’s common stock purchased and issued in the Private Placement are subject to the six-month holding period provisions of Rule 144 of the Securities Act of 1933, as amended, beginning as of October 24, 2014.

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The Company intends to use such proceeds from the Private Placement mainly to fund its expansion into high-growth bulk commodity e-commerce.

Conference Call and Webcast:

General Steel will hold a corresponding conference call and live webcast at 8:00 a.m. EST on Friday, November 14, 2014 (which corresponds to 9:00 p.m. Beijing/Hong Kong Time on Friday, November 14, 2014) to discuss the results and answer questions from investors. Listeners may access the call by dialing:

US Toll Free:	1-888-346-8982
International Toll:	1-412-902-4272
China Toll Free:	400-120-1203
Hong Kong Toll Free:	800-905-945
Conference ID:	General Steel Holdings

The call will also be available as a live, listen-only Webcast under the "Events and Presentations" page on the "Investor Relations" section of the Company's Website at http://www.corpasia.net/us/GSI/irwebsite/index.php?mod=event. Following the live Webcast, an online archive of the Webcast will be available for 90 days.

A replay of the conference call may be accessed through November 21, 2014 by dialing:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Access Code:	10055765

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, China, produces a variety of steel products including rebar, high-speed wire and spiral-weld pipe. The Company has operations in China’s Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality, with seven million metric tons of crude steel production capacity under management. For more information, please visit www.gshi-steel.com.

To be added to the General Steel email list to receive Company news, or to request a hard copy of the Company’s Annual Report on Form 10-K, please send your request to generalsteel@asiabridgegroup.com.

General Steel Holdings, Inc. Page 6 of 9

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company’s Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

General Steel Holdings, Inc.

Joyce Sung

Tel: +1-347-534-1435

Email: joyce.sung@gshi-steel.com

Asia Bridge Capital Limited

Carene Toh

Tel: +1-888-957-3362

Email: generalsteel@asiabridgegroup.com

General Steel Holdings, Inc. Page 7 of 9

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:

Cash	$22,108	$31,967
Restricted cash	383,250	399,333
Notes receivable	66,984	60,054
Restricted notes receivable	109,510	395,589
Loans receivable	14,625	-
Loans receivable - related parties	-	4,540
Accounts receivable, net	8,481	4,078
Accounts receivable - related parties	2,153	2,942
Other receivables, net	77,232	54,716
Other receivables - related parties	71,980	54,106
Inventories	250,017	212,921
Advances on inventory purchase	43,374	44,897
Advances on inventory purchase - related parties	127,899	83,003
Prepaid expense and other	3,943	1,388
Prepaid taxes	11,935	28,407
Short-term investment	2,763	2,783
TOTAL CURRENT ASSETS	1,196,254	1,380,724

PLANT AND EQUIPMENT, net	1,516,009	1,271,907

OTHER ASSETS:
Advances on equipment purchase	15,655	6,409
Investment in unconsolidated entities	16,742	16,943
Long-term deferred expense	496	668
Intangible assets, net of accumulated amortization	23,121	23,707
TOTAL OTHER ASSETS	56,014	47,727

TOTAL ASSETS	$2,768,277	$2,700,358

LIABILITIES AND DEFICIENCY

CURRENT LIABILITIES:
Short term notes payable	$784,323	$1,017,830
Accounts payable	589,283	434,979
Accounts payable - related parties	265,744	235,692
Short term loans - bank	248,289	301,917
Short term loans - others	60,340	62,067
Short term loans - related parties	223,460	126,693
Current maturities of long-term loans - related party	67,249	53,013
Other payables and accrued liabilities	50,568	45,653
Other payable - related parties	101,475	94,079
Customer deposits	186,807	87,860
Customer deposits - related parties	113,674	64,881
Deposit due to sales representatives	29,917	24,343
Deposit due to sales representatives - related parties	2,308	1,997
Taxes payable	3,930	4,628
Deferred lease income, current	2,171	2,187
Capital lease obligations, current	6,825	4,321
TOTAL CURRENT LIABILITIES	2,736,363	2,562,140

NON-CURRENT LIABILITIES:
Long-term loans - related party	4,875	19,644
Deferred lease income, noncurrent	73,077	75,257
Capital lease obligations, noncurrent	388,615	375,019
Profit sharing liability	149,363	162,295
TOTAL NON-CURRENT LIABILITIES	615,930	632,215
TOTAL LIABILITIES	3,352,293	3,194,355

COMMITMENTS AND CONTINGENCIES

DEFICIENCY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 3,092,899 shares issued and outstanding as of September 30, 2014 and December 31, 2013	3	3
Common stock, $0.001 par value, 200,000,000 shares authorized, 58,314,688 and 58,234,688 shares issued, 55,842,382 and 55,762,382 shares outstanding as of September 30, 2014 and December 31, 2013, respectively	58	58
Treasury stock, at cost, 2,472,306 shares as of September 30, 2014 and December 31, 2013	(4,199)	(4,199)
Paid-in-capital	107,249	106,878
Statutory reserves	6,485	6,243
Accumulated deficits	(472,871)	(414,798)
Accumulated other comprehensive income	(189)	729
TOTAL GENERAL STEEL HOLDINGS, INC. DEFICIENCY	(363,464)	(305,086)

NONCONTROLLING INTERESTS	(220,552)	(188,911)

TOTAL DEFICIENCY	(584,016)	(493,997)

TOTAL LIABILITIES AND DEFICIENCY	$2,768,277	$2,700,358

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GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(UNAUDITED)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

SALES	$456,142	$514,549	$1,476,784	$1,534,330

SALES - RELATED PARTIES	106,680	95,546	268,262	380,707
TOTAL SALES	562,822	610,095	1,745,046	1,915,037

COST OF GOODS SOLD	447,263	511,932	1,460,018	1,550,829

COST OF GOODS SOLD - RELATED PARTIES	105,949	89,932	269,885	387,446
TOTAL COST OF GOODS SOLD	553,212	601,864	1,729,903	1,938,275

GROSS PROFIT (LOSS)	9,610	8,231	15,143	(23,238)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(16,434)	(19,661)	(56,336)	(59,464)
CHANGE IN FAIR VALUE OF PROFIT SHARING LIABILITY	14,727	39,164	11,758	95,437

INCOME (LOSS) FROM OPERATIONS	7,903	27,734	(29,435)	12,735

OTHER INCOME (EXPENSE)
Interest income	2,767	2,835	10,025	8,657
Finance/interest expense	(19,422)	(22,842)	(74,736)	(68,915)
Gain (loss) on disposal of equipment and intangible assets	(21)	17	(117)	113
Income from equity investments	32	47	99	137
Foreign currency transaction gain (loss)	3,146	322	1,329	448
Lease income	542	542	1,630	1,613
Other non-operating income (expense), net	(18)	770	108	1,560
Other expense, net	(12,974)	(18,309)	(61,662)	(56,387)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	(5,071)	9,425	(91,097)	(43,652)

PROVISION FOR INCOME TAXES
Current	93	25	205	201
Deferred	-	-	-	-
Provision for income taxes	93	25	205	201

NET (LOSS) INCOME	(5,164)	9,400	(91,302)	(43,853)

Less: Net (loss) income attributable to noncontrolling interest	(1,674)	5,599	(33,229)	(10,939)

NET (LOSS) INCOME ATTRIBUTABLE TO GENERAL STEEL HOLDINGS, INC.	$(3,490)	$3,801	$(58,073)	$(32,914)

NET (LOSS) INCOME	$(5,164)	$9,400	$(91,302)	$(43,853)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(3,232)	(2,547)	509	(12,283)

COMPREHENSIVE (LOSS) INCOME	(8,396)	6,853	(90,793)	(56,136)

Less: Comprehensive loss attributable to noncontrolling interest	(1,701)	4,782	(31,802)	(15,508)

COMPREHENSIVE LOSS ATTRIBUTABLE TO GENERAL STEEL HOLDINGS, INC.	$(6,695)	$2,071	$(58,991)	$(40,628)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic and Diluted	55,878	55,141	55,845	54,976

LOSS PER SHARE
Basic and Diluted	$(0.06)	$0.07	$(1.04)	$(0.60)

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GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) (In thousands)

	For the Nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(91,302)	$(43,853)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation, amortization and depletion	71,696	64,955
Change in fair value of derivative liabilities	-	(1)
Change in fair value of profit sharing liability	(11,758)	(95,437)
(Gain) loss on disposal of equipment and intangible assets	117	(113)
Provision for doubtful accounts	(324)	(251)
Reservation of mine maintenance fee	403	315
Stock issued for services and compensation	371	692
Amortization of deferred financing cost on capital lease	14,585	15,338
Income from equity investments	(99)	(137)
Foreign currency transaction (gain) loss	(1,329)	(448)
Deferred lease income	(1,630)	(1,613)
Changes in operating assets and liabilities
Notes receivable	49,973	32,138
Accounts receivable	(4,142)	(483)
Accounts receivable - related parties	768	11,968
Other receivables	(22,765)	(3,466)
Other receivables - related parties	(18,291)	(55,744)
Inventories	(41,206)	4,191
Advances on inventory purchases	1,195	1,996
Advances on inventory purchases - related parties	(45,566)	(27,882)
Prepaid expense and other	(2,567)	(1,016)
Long-term deferred expense	167	373
Prepaid taxes	16,286	8,250
Accounts payable	(50,586)	113,592
Accounts payable - related parties	17,178	54,364
Other payables and accrued liabilities	4,979	(3,742)
Other payables - related parties	8,089	(12,844)
Customer deposits	99,726	(33,185)
Customer deposits - related parties	49,335	(7,981)
Taxes payable	(665)	(7,317)
Other noncurrent liabilities	-	1,384
Net cash provided by operating activities	42,638	14,043
CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	13,174	(72,676)
Loans to related parties	-	1,460
Cash proceeds from short term investment	-	(80)
Cash proceeds from sales of equipment and intangible assets	43	16
Equipment purchase and intangible assets	(117,826)	(75,326)
Net cash used in investing activities	(104,609)	(146,606)

CASH FLOWS FINANCING ACTIVITIES:
Capital contributed by noncontrolling interest	-	18,028
Restricted notes receivable	283,563	10,218
Borrowings on short term notes payable	1,264,884	1,348,631
Payments on short term notes payable	(1,491,237)	(1,370,832)
Borrowings on short term loans - bank	286,852	258,357
Payments on short term loans - bank	(337,007)	(155,390)
Borrowings on short term loan - others	47,755	148,678
Payments on short term loans - others	(32,389)	(169,558)
Borrowings on short term loan - related parties	47,189	362,202
Payments on short term loans - related parties	(23,353)	(274,718)
Deposits due to sales representatives	5,761	(6,521)
Deposit due to sales representatives - related parties	325	531
Payments on long-term loans - related party	-	(22,856)
Principal payment on capital lease obligation	(1,285)	-
Net cash provided by financing activities	51,058	146,770
EFFECTS OF EXCHANGE RATE CHANGE IN CASH	1,054	1,417
(DECREASE) INCREASE IN CASH	(9,859)	15,624
CASH, beginning of period	31,967	46,467
CASH, end of period	$22,108	$62,091